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MEMBERSHIP INTEREST SUBSCRIPTION AND OPTION AGREEMENT

This MEMBERSHIP INTEREST SUBSCRIPTION AND OPTION AGREEMENT (this “Agreement”), is entered into as of January 23, 2023 by and between LawBot LLC, (d/b/a LawCloud), a Delaware limited liability company (the “Company”), and KingsCrowd Inc., a Delaware corporation (the “Purchaser”).

RECITALS

WHEREAS, the Company wishes to issue and sell to the Purchaser and the Purchaser wishes to subscribe for and purchase as of the date hereof seventeen thousand (17,000) Class A Units (the “Subscription Units”) of the Company (as such term is defined in the Second Amended and Restated Limited Company Operating Agreement of the Company dated as of January 5, 2023, as amended and in effect from time to time (the “LLCA”; terms used herein and not otherwise defined having the meanings set forth in the LLCA)) pursuant to the terms and conditions set forth herein (the “Subscription Acquisition”); and

WHEREAS, the Company wishes to grant to the Purchaser the option (the “Option”) to subscribe for and purchase an additional sixteen thousand eight hundred (16,800) Class A Units (the “Option Units”), adjusted as provided in this Agreement, such option to be exercisable upon the terms and conditions set forth herein (the “Option Acquisition”); and

WHEREAS, the Managers of the Company and the board of directors of the Purchaser have each unanimously (a) determined that this Agreement and the transactions contemplated hereby, including the Subscription Acquisition and the Option, are in the best interests of the Company and its Members and the Purchaser and its stockholders, respectively, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Subscription Acquisition and the Option;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1 Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.

“Action” means any audit, claim, demand, grievance, unfair labor practice charge, investigation, notice of violation, litigation, lawsuit, arbitration, mediation, subpoena, or other legal proceeding, whether civil, criminal, administrative, regulatory, or otherwise, in law or in equity.

“Adjusted 2025 Revenue” has the meaning set forth in Section 2.2(a).

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“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banking institutions in the State of New York are authorized or required by Law or Order to close.

“Contract” means any contract, indenture, note, bond, lease, deed, mortgage, license, commitment, or other legally binding agreement, whether written or oral.

“Current Assets” means the Company’s current assets, including the accounts that make up the accounts receivable, inventory, cash and all other current asset accounts.

“Current Liabilities” means the accounts related to accounts payable, axes payable, accrued expenses, deferred revenue, and all other current liabilities accounts.

“Disclosure Schedule” has the meaning set forth in Article 4.

“Encumbrance” means any and all liens, claims, charges, mortgages, options, pledges, rights of first offer or refusal, security interests, hypothecations, easements, rights-of-way, zoning restrictions, encroachments, defects or irregularities in title, community property interests, or other encumbrances or restrictions of any kind, in respect of any property or asset, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Equitable Exceptions” has the meaning set forth in Section 4.2(a).

“Equity Interests” means (a) any partnership interests, (b) any membership interests or units, (c) any shares of capital stock, (d) any other interest or participation that confers on a Person the right to receive a unit of the profits and losses of, or distribution of assets of, the issuing entity, (e) any rights, subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities, (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock, or any other equity securities, (g) restricted stock units, profits interests, profit participation, stock appreciation rights, phantom stock, or (h) any other interest classified as an equity security of a Person.

“Existing Members” has the meaning set forth in Section 6.5.

“Governmental Authority” means any nation or government, any state, province, or other political subdivision thereof, or any government authority, agency, department, board, tribunal, commission or instrumentality of the United States of America, any foreign government, any state of the United States of America, or any municipality or other political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

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“Governmental Authorizations” means any permit, license, franchise, tariff, consent, approval, or authorization by or of, or declaration or notice to or filing with, any Governmental Authority.

“Joinder Agreement” means a Joinder Agreement substantially in the form attached hereto as Exhibit A.

“KingsCrowd Warrant” means a warrant exercisable for one million (1,000,000) shares of the Class A Common Stock of Purchaser at an exercise price of one dollar and twenty cents ($1.20) per share, such warrant exercisable until January 31, 2030) in the form of Exhibit B hereto.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, tariff, treaty, directive (to the extent having the force of law), Order, rule, or regulation.

“LLCA” has the meaning set forth in the Preamble.

“Material Adverse Effect” means any event, act, change, effect, circumstance, state of facts, or development (a “Change”) that has, or would reasonably be expected to have, individually or in the aggregate with any other Change, a material and adverse effect on the business, financial condition, assets, prospects, or results of operations of the Company or on the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been or may be, a Material Adverse Effect: (a) any Change affecting the United States of America’s or foreign economies’ securities or financial, banking, or credit markets (including changes in interest or exchange rates) or geopolitical conditions in general; (b) any Change that generally affects any industry in which the Company operates; (c) any Change that results from any action taken (or failure to take any action) by the Company as required by or in compliance with this Agreement or with the prior, written consent of or at the prior, written request of the Purchaser; (d) any Change that results from a change in applicable Law or accounting rules; (e) the failure of the Company to meet any of its internal projections (it being understood that the facts or occurrences giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect to the extent permitted by this Agreement); (f) any Change that results from natural disasters or acts of nature, hostilities, acts of war, sabotage, terrorism, or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism, or military actions; (g) any Change resulting from the announcement of this Agreement or the consummation of the transactions contemplated by this Agreement; (h) any breach by the Purchaser of its obligations under this Agreement, or (i) any epidemic, plague, pandemic, or other outbreak of illness or public health event, including, without limitation, the coronavirus disease known as COVID-19, except, in the case of each of clauses (a), (b), and (i), above, to the extent any such Change has had a disproportionate effect on the business of the Company compared to other participants in the industries in which Company conducts its business.

“Net Working Capital” of the Company means Current Assets of the Company minus Current Liabilities of the Company, adjusted for any prepayment of accounts payable for future goods or services.

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“Option” has the meaning set forth in the Preamble.

“Option Closing” has the meaning set forth in Section 2.2(a).

“Option Closing Date” has the meaning set forth in Section 3.2.

“Option Expiration Date” has the meaning set forth in Section 2.2(b).

“Option Payment Amount” has the meaning set forth in Section 2.2(a).

“Option Statement” has the meaning set forth in Section 2.2(b).

“Option Units” has the meaning set forth in the Preamble.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment, or award of a Governmental Authority.

“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity, or Governmental Authority.

“Representatives” means, with respect to any Person, any director, manager, officer, agent, employee, general partner, member, stockholder, advisor, accountant, financing source or other representative of such Person.

“Subscription Closing” has the meaning set forth in Section 3.1.

“Subscription Closing Date” has the meaning set forth in Section 3.1.

“Subscription Payment Amount” has the meaning set forth in Section 2.1.

“Subscription Units” has the meaning set forth in the Preamble.

Section 1.2 Interpretive Provisions. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean United States Dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule, or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules, or Exhibits of this Agreement;

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(e) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors, and assigns; provided, however, that nothing contained in this clause (g) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) references herein to any Contract (including this Agreement) mean such Contract as amended, supplemented, or modified from time to time in accordance with the terms thereof;

(j) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;

(k) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented, or superseded in whole or in part, and in effect from time to time;

(l) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(m) the word “or” is not exclusive; and

(n) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

The parties acknowledge and agree that (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision, (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement, and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties, regardless of which party was generally responsible for the preparation of this Agreement.

ARTICLE 2

THE SUBSCRIPTION ACQUISITION AND THE OPTION ACQUISITION

Section 2.1 The Subscription Acquisition. On the terms and subject to the conditions set forth in this Agreement, at the Subscription Closing, the Purchaser will acquire the Subscription Units from the Company in exchange for the payment by the Purchaser of two hundred and fifty thousand dollars ($250,000), payable in immediately available funds (the “Subscription Payment Amount”) and the delivery of the KingsCrowd Warrant.

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Section 2.2 The Option Closing. On the terms and subject to the conditions set forth in this Agreement, at the closing of the Option exercise (the “Option Closing”), the Purchaser will acquire the Option Units from the Company in exchange for the Option Payment Amount, payable in immediately available funds. The “Option Payment Amount” shall be an amount equal to 3.5 times Adjusted 2025 Revenue. “Adjusted 2025 Revenue” shall be the total revenue of the Company as reported in the books of the Company for the fiscal year ended December 31, 2025, adjusted to give pro rated credit for any annual Contract entered into after January 1, 2025, as determined by those holders of Class A Units who were holders immediately prior to the date hereof, acting in good faith. For illustrative purposes only, if an annual Contract is entered into on July 1, 2025, which requires payment of $100,000 for the succeeding 12-month period, six months of such revenue, or $50,000, shall be added to the 2025 revenue amount.

(b) No later than March 1, 2026, the Company shall deliver to the Purchaser a statement certified by the Chief Executive Officer of the Company setting forth the Adjusted 2025 Revenue and the Option Payment Amount (the “Option Statement”). No later than sixty (60) days following its receipt of the Option Statement (the “Option Expiration Date”), the Purchaser shall elect to notify the Company in writing of its determination to exercise the Option and complete the Option Closing.

(c) In the event (i) the Purchaser elects in writing not to exercise the Option or does not exercise the Option prior to the Option Expiration Date or (ii) the Purchaser or any of its creditors files at any time for protection of the Purchaser under federal or state bankruptcy Laws or the Purchaser defaults on the payment of any indebtedness in the amount greater than $25,000 the Company shall have the right to repurchase the Subscription Units from the Company (or any assignee of the Units) in exchange for payment of one dollar ($1.00). Such repurchase transaction shall take place within five (5) Business Days following the earlier to occur of (A) the date on which the Purchaser submits its election not to exercise the Option; (B) the Option Expiration Date or (C) the date of the occurrence of an event under clause (ii) above.

Section 2.3 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Option Closing Date, any change in the outstanding Units of the Company shall occur, including by reason of any reclassification, recapitalization, unit split (including reverse unit split), or combination, exchange, or readjustment of Units, or any unit dividend or distribution paid in Units, the issuance of the Class A Units at the Option Closing pursuant to this Agreement shall be appropriately adjusted to reflect such change.

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ARTICLE 3

THE CLOSING

Section 3.1 Subscription Closing Date. Subject to the terms and conditions of this Agreement, the consummation of the Subscription Acquisition (the “Subscription Closing”) shall take place on the date hereof (the “Subscription Closing Date”) by the electronic exchange of documents.

Section 3.2 Option Closing Date. Subject to the terms and conditions of this Agreement, the Option Closing shall take place on the second (2nd) Business Day after the date that the conditions set forth in Articles 7 and 8 (other than those conditions which, by their terms, are to be satisfied or waived at the Option Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the party entitled to waive the same, or at such other time and date that the Company and the Purchaser may agree in writing. The Option Closing shall take place by the electronic exchange of documents. The date upon which the Option Closing occurs is referred to herein as the “Option Closing Date.”

Section 3.3 Closing Deliverables.

(a) At the Subscription Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(i) a certificate, dated as of the Subscription Closing Date and signed by a Manager of the Company, certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the Company’s Managers authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and

(ii) Such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b) At the Subscription Closing the Purchaser shall deliver, or cause to be delivered to the Company the following:

(i) The Joinder Agreement duly executed on behalf of the Purchaser reflecting the admission of the Purchaser as a Member;

(ii) a certificate, dated as of the Subscription Closing Date and signed by a duly authorized officer of Purchaser, certifying that (A) attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) The Subscription Payment Amount;

(iv) The KingsCrowd Warrant; and

(v) Such other documents or instruments as the Company reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

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(c) At the Option Closing, the Company shall deliver, or cause to be delivered, to the Purchaser the following:

(i) a certificate, dated as of the Option Closing Date and signed by a Manager of the Company, certifying that (A) each of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied, (B) attached thereto are true and complete copies of all resolutions adopted by the Company’s Managers authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(ii) such other documents or instruments as the Purchaser reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(d) At the Option Closing, the Purchaser shall deliver, or cause to be delivered to the Company, the following:

(i) The Option Payment Amount;

(ii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Purchaser, certifying that (A) each of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied, (B) attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Purchaser authorizing the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, and (C) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(iii) A duly executed amended and restated limited liability company agreement of the Company reflecting the redemption of the membership interests of all Members other than the Purchaser; and

(iv) such other documents or instruments as the Company may reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the certain term sheets, related documents and financial statements, if any, or in the disclosure schedule attached hereto (the “Disclosure Schedule”) which exceptions shall be deemed to be a part of the representations and warranties made hereunder, the Company hereby represents and warrants to the Purchaser as of the date hereof and as of the Option Closing Date, as follows:

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Section 4.1 Organization and Power. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite organizational and limited liability power and authority necessary to own, lease or operate its properties and other assets that it purports to own, lease, or operate and to carry on its businesses as now conducted and as has been conducted in the past three years. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

Section 4.2 Authority; Binding Obligation; Manager Approval. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and thereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and thereby and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all limited liability action on the Company’s part and no other limited liability company proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or other agreements contemplated hereby and thereby or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement is a valid and binding obligation of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of each of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies; and (ii) general principles of equity (collectively, the “Equitable Exceptions”).

Section 4.3 Consents; No Conflict or Violation. The execution, delivery, and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate, conflict with, or result in a breach or violation of the organizational documents or operating agreement of the Company or any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) an Encumbrance with respect to the organizational documents or operating agreement (or similar organizational and governance documents) of the Company, any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Company is a party or by which it is bound, or to which any properties of the Company are or may be subject, or contravene any Order of any court or Governmental Authority having jurisdiction over the Company or any of its properties, or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Company or any of its properties, except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

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Section 4.4 Capitalization. Section 4.4 of the Disclosure Schedule sets forth the issued and outstanding Units as of the date of hereof. Such Units constitute the only issued and outstanding Equity Interests of the Company. All of such Units (i) have been duly authorized, are validly issued, fully paid, and non-assessable, (ii) are not subject to, and were not issued in violation of, any preemptive right, (iii) are free and clear of all Encumbrances (other than restrictions on transfer arising under federal or state securities Laws), and (iv) were issued in compliance with applicable Law. Except for such Units, the Company has no other outstanding Equity Interests. There are no authorized or outstanding rights, subscriptions, warrants, or options to purchase or otherwise acquire any Equity Interests of the Company or securities or obligations of any kind convertible into or exchangeable for any Equity Interests of the Company or any outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Equity Interests. There is no commitment by the Company to issue, sell, or grant any Equity Interests or to repurchase or redeem any Equity Interests of the Company. Section 4.4 of the Disclosure Schedule sets forth as of the date hereof the name of each Person that is a registered or beneficial owner of any of such Units and the number of such Units owned by such Person.

Section 4.5 No Authorization or Consents Required. No Governmental Authorizations will be required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation by the Company of the transactions contemplated hereby or thereby.

Section 4.6 Brokers. No broker, finder, or investment banker is entitled to any brokerage commissions, finders’ fees, or other fee, commission, or remuneration in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Section 4.7 No General Solicitation. Neither the Company nor any of its officers, directors, employees, agents, stockholders or partners have either directly or indirectly, including through a broker or finder solicited offers for or offered or sold the Subscription Units by means of any form of general solicitation or general advertising within the meaning of Rule 502 of Regulation D under the Securities Act of 1933, as amended (the “Securities Act”) or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act. The Purchaser acknowledges that neither the Company nor any other person offered to sell the Subscription Units to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company, as of the date hereof and as of the Option Closing Date, as follows:

Section 5.1 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has all requisite organizational and limited liability power and authority necessary to own, lease or operate its properties and other assets that it purports to own, lease, or operate and to carry on its businesses as now conducted and as has been conducted in the past three years. The Purchaser is qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Purchaser.

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Section 5.2 Authority; Binding Obligation. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and no corporate proceedings on its respective part, other than as expressly contemplated by this Agreement, are necessary to authorize the execution, delivery, or performance of this Agreement and the agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution, and delivery by the Company) this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.

Section 5.3 No Defaults or Conflicts. The execution, delivery, and performance of this Agreement by the Purchaser and the other documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby will not violate, conflict with, or result in a breach or violation of the organizational documents of the Purchaser or any of the terms or provisions of, or constitute a default or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) an Encumbrance with respect to the organizational documents of the Purchaser, any bond, note, debenture, or other evidence of indebtedness or any indenture, mortgage, deed of trust, or other agreement or instrument to which the Purchaser is a party or by which it is bound, or to which any properties of the Purchaser are or may be subject, or contravene any Order of any court or Governmental Authority having jurisdiction over the Purchaser or any of its properties, or violate or conflict with any statute, rule or regulation, or administrative or court decree applicable to the Purchaser or any of its properties, except for any such violations, conflicts, breaches, or defaults which, singularly or in the aggregate, would not reasonably be expected to result in a material adverse effect on the Purchaser.

Section 5.4 No Authorization or Consents Required. No Governmental Authorizations will be required to be obtained or made by the Purchaser in connection with the execution, delivery, and performance by Purchaser of this Agreement and the other agreements contemplated hereby and the consummation by the Purchaser of the transactions contemplated hereby or thereby.

Section 5.5 Brokers. No broker, finder, or similar intermediary is entitled to any broker’s, finder’s, or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby based on any agreement or arrangement made by or on behalf the Purchaser.

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Section 5.6 Capitalization. Section 5.6 of the Disclosure Schedule sets forth the issued and outstanding capital stock of the Purchaser as of the date of hereof on a fully diluted basis and as of the Option Closing Date. Such capital constitutes the only issued and outstanding Equity Interests of the Purchaser. All of such capital stock has been, and the stock issuable upon exercise of the KingsCrowd Warrant upon issuance (i) be duly authorized, validly issued, fully paid, and non-assessable, (ii) not be subject to, and not issued in violation of, any preemptive right, (iii) free and clear of all Encumbrances (other than restrictions on transfer arising under federal or state securities Laws), and (iv) issued in compliance with applicable Law. Except for such shares of capital stock, the Purchaser has no other outstanding Equity Interests. There are no authorized or outstanding rights, subscriptions, warrants, or options to purchase or otherwise acquire any Equity Interests of the Purchaser or securities or obligations of any kind convertible into or exchangeable for any Equity Interests of the Purchaser or any outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation, or other similar rights with respect to the Purchaser or any of its Equity Interests. There is no commitment by the Purchaser to issue, sell, or grant any Equity Interests or to repurchase or redeem any Equity Interests of the Purchaser. Section 5.6 of the Disclosure Schedule sets forth as of the date hereof the name of each Person that is a registered or beneficial owner of any of such Units and the number of such shares of capital stock owned by such Person.

Section 5.7 Reliance. The Purchaser acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, tax returns, contracts, insurance policies (or summaries thereof) and other properties and assets of the Company that they and their respective Representatives have desired or requested to see or review, and that they and their respective Representatives have had a full opportunity to meet with the officers and employees of the Company to discuss the business of the Company. The Purchaser acknowledges that neither the Company nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information that the Company furnished or made available to the Purchaser and its Representatives, except for representations and warranties by the Company expressly set forth in Article 4 (including the related portions of the Disclosure Schedule). Neither the Company nor any other Person (including any Affiliate of the Company or their respective Representatives) shall have or be subject to any liability to the Purchaser, or any other Person (including in contract or tort, at law, or in equity, under federal or state securities Laws or otherwise) resulting from the use of any information, documents, or material made available to the Company (or any omissions therefrom) in any “data rooms,” management presentations, due diligence, or in any other form in expectation of the transactions contemplated hereby. The Purchaser acknowledges that the Purchaser shall acquire the Subscription Units and, if the Option Closing occurs, the Option Units without any representation or warranty as to merchantability or fitness for any particular purpose of the Company’s assets, in an “as is” condition and on a “where is” basis, except that the foregoing shall not limit any of the express representations and warranties of the Company set forth in this Agreement. The Purchaser acknowledges that, except for the representations and warranties of the Company contained in Article 4 (including the related portions of the Disclosure Schedule), neither the Company nor any other Person has made, and the Purchaser has not relied on, any other express or implied representation or warranty by or on behalf of, or with respect to, the Company.

Section 5.8 No General Solicitation. The Purchaser acknowledges that neither the Company nor any other person offered to sell the Subscription Units to it by means of any form of general solicitation or advertising within the meaning of Rule 502 of Regulation D under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

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Section 5.9 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.. The Purchaser agrees to furnish any additional information requested by the Company to assure compliance with applicable U.S. federal and state securities Laws in connection with the purchase and sale of the Subscription Units and the Option Units.

Section 5.10 Investment Experience. The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

Section 5.11 Restricted Securities. The Purchaser acknowledges that neither the Subscription Units nor the Option Units have been, or will be, registered under the Securities Act, or under any state securities Laws, and is being sold in reliance upon federal and state exemptions for transactions not involving any public offering. Further, the Purchaser is acquiring the Subscription Units and, if the Option Closing occurs, the Option Units solely for the Purchaser’s own investment and not with the intent for future sale or distribution. The Purchaser is a knowledgeable investor with experience in business and financial matters and has received sufficient information concerning the Company and the Units in order for the Purchaser to evaluate the merits and risks inherent in owning the Units.

Section 5.12 No Public Market. The Purchaser understands that no public market now exists for the Units and that the Company has made no assurances that a public market will ever exist for the Units.

Section 5.13 Residence. The Purchaser is a corporation whose principal place of business is located in the state identified in the address shown on the Purchaser’s signature page hereto.

Section 5.14 Reliance/Tax Advice. The Purchaser has, at its sole expense and to the extent it deems necessary or appropriate, consulted with its own tax advisors to determine the tax consequences associated with the transactions contemplated hereby.

ARTICLE 6

COVENANTS

Section 6.1 Filings, Authorizations, and Consents.

(a) Subject to the terms and conditions herein, each party hereto agrees to use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper, and advisable under applicable Law to consummate and make effective as promptly as practicable the transactions contemplated under this Agreement and the documents related hereto. Subject to appropriate confidentiality protections, each party hereto shall furnish to the other parties such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing.

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(b) Each of the parties shall cooperate with one another in good faith to prepare all necessary documentation to effect promptly all necessary filings, to give all notices and to obtain all consents, waivers, and approvals necessary to consummate the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with any Governmental Authority regarding any such filings or any such transaction.

Section 6.2 Further Assurances. From the date hereof until the earlier of the Option Closing Date, each of the parties hereto shall execute such documents and perform such further acts as may be reasonably required to carry out the provisions hereof and the actions contemplated hereby. Each party shall, on or prior to the Option Closing Date, use its reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments, or other papers that are reasonably required for the consummation of the transactions contemplated by this Agreement and the documents related hereto .

Section 6.3 Conduct of Business of the Company ost-Subscription Closing. The Purchaser agrees that the current management and officers of the Company, including, without limitation, Michael Knox, shall continue to be informed of operating strategies, new hires, regular financial reporting and regular business updates as would be appropriate to report to a board of directors. No current employee of the Company may be terminated without the written approval of Michael Knox with the sole objective being a smooth transition given the small size of the management team. No action shall be taken by the Company after the Subscription Closing Date without the approval of Michael Knox, including, without limitation, the consolidation of the Company’s operations with those of the Purchaser, which in the reasonable judgment of Mr. Knox would be likely to have a negative impact on the maximization of Adjusted 2025 Revenue. revenue calculation related to the Option Purchase price. . The Purchaser further agree that, after the Subscription Closing and notwithstanding that the Purchaser shall own a majority of the Units, the Purchaser shall not be entitled to initiate any action in respect of, or vote its Units or have any consent rights in connection with, any action by the Company related to the Option Closing.

Section 6.4 Distribution of KingsCrowd Warrant. No later than immediately prior to the Option Closing, the Company shall distribute to all Class A and Class B Members who held their Units immediately prior the Subscription Closing and remain Members as of the date of such distribution (the “Existing Members”) the KingsCrowd Warrant pro rata based on the number of Units so held. The Purchaser shall take any action requested by a majority in interest of such Unitholders to effectuate such distribution, including, without limitation, issuing substitute options in the names of each such Member and in such pro rata amounts. For the avoidance of doubt, the Purchaser shall not be entitled to any such distribution notwithstanding its ownership of Class A Units prior to the Option Closing.

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Section 6.5 Distribution of Cash. (a) Immediately prior to the Option Closing the Company shall distribute to all Class A and Class B Members at such time in accordance with the terms of the LLCA in effect at such time cash of the Company in an amount equal to the excess of the Company’s Net Working Capital (as of the close of business on the date immediately prior to the Option Closing (as determined in good faith by those Class A Members at the time of such distribution who were Class A Members immediately prior to the Subscription Closing)) over $100,000; provided, however, that the Company shall first have repaid any and all indebtedness owed to the Existing Members and their Affiliates. From the date of the Subscription Closing through the date of determination of the cash distribution under this Section 6.5(a), the Company shall manage its working capital in the ordinary course of business as managed prior to the Subscription Closing. (b) At and in connection with the Option Closing the Company shall distribute the Option Payment Amount to all Members other than the Purchaser in accordance with terms of the LLCA as in effect at such time in full redemption of such Members’ Units and such Members shall thereafter cease to be members of the Company.

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER RELATED TO THE OPTION CLOSING

The obligations of the Purchaser under this Agreement to effect the Option Closing shall be subject to the satisfaction, at or prior to the Option Closing, of all of the following conditions, any one or more of which may be waived by the Purchaser:

Section 7.1 Representations and Warranties Accurate. The representations and warranties of the Company contained in Article 4 (without giving effect to any materiality qualification therein) shall be true and correct in all respects on and as of the date hereof and on and as of the Option Closing Date as though made on and as of the Option Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

Section 7.2 No Legal Prohibition or Action. On the Option Closing Date, there shall exist no (a) Order issued by any Governmental Authority or court of competent jurisdiction that prohibits the consummation of the transactions contemplated under this Agreement or (b) pending Action against the Purchaser or the Company that attempts to enjoin the consummation of the transactions contemplated under this Agreement.

Section 7.3 Closing Deliveries. The Company shall have delivered each of the deliverables set forth in Section 3.2(c).

Section 7.4 Frustration of Closing Conditions. The Purchaser may not rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was materially contributed to by the failure of the Purchaser to use commercially reasonable efforts to cause the Closing to occur, as required by and subject to Section 6.1 or 6.2.

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ARTICLE 8

CONDITIONS TO OBLIGATIONS OF THE COMPANY

The obligation of the Company to effect the Option Closing shall be subject to the satisfaction, at or prior to the Option Closing, of all of the following conditions, any one or more of which may be waived by the Company:

Section 8.1 Representations and Warranties Accurate. The representations and warranties of the Purchaser contained in Article 5 (without giving effect to any materiality qualification therein) shall be true and correct in all respects on and as of the date hereof and on and as of the Option Closing Date as though made on and as of the Option Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects on such earlier date).

Section 8.2 Performance. The Purchaser shall have performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed and complied with by them prior to or on the Option Closing Date.

Section 8.3 Legal Prohibition. On the Option Closing Date, there shall exist no (a) Order issued by any Governmental Authority or court of competent jurisdiction that prohibits the consummation of the transactions contemplated under this Agreement or (b) pending Action against the Purchaser or the Company that attempts to enjoin the consummation of the transactions contemplated under this Agreement.

Section 8.4 Closing Deliveries. The Purchaser shall have delivered each of the closing deliverables set forth in Section 3.2(d).

Section 8.5 Frustration of Closing Conditions. The Company may not rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was materially contributed to by the failure of the Company to use commercially reasonable efforts to cause the Option Closing to occur, as required by and subject to Section 6.1 and 6.2.

ARTICLE 9

MISCELLANEOUS

Section 9.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Subscription Closing or the Option Closing shall have occurred.

Section 9.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and the Purchaser.

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Section 9.3 Entire Agreement. This Agreement, including the Disclosure Schedules and Exhibits attached hereto and which are deemed for all purposes to be part of this Agreement, contains all of the terms, conditions, and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the business and operations of the Company and supersedes all prior and contemporaneous agreements, negotiations, correspondence, undertakings, and communications of the parties or their Representatives, oral or written, respecting such subject matter. No representation, warranty, inducement, promise, understanding, or condition not set forth in this Agreement has been made or relied upon by any of the parties. The parties have voluntarily agreed to define their rights, liabilities, and obligations respecting the subject matter hereof exclusively in contract pursuant to the express terms and provisions of this Agreement and the parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, the parties each hereby acknowledge that this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s- length negotiations; the parties specifically acknowledge that no party has any special relationship with another party that would justify any expectation beyond that of ordinary parties in an arm’s-length transaction.

Section 9.4 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

Section 9.5 Notices. Any notice or other communication required or permitted under this Agreement shall be deemed to have been duly given and made if (a) in writing and served by personal delivery upon the party for whom it is intended, (b) if delivered by facsimile or email with receipt confirmed, or (c) if delivered by courier service, return-receipt received to the party at the address set forth below, with copies sent to the Persons indicated:

If to the Company:

LawBot LLC

1150 Hungry Neck Blvd, C361, Mount Pleasant, SC 29464

Attn: Michael Knox

Email: mknox@goldridgeasset.com

With a mandatory copy to (which shall not constitute notice):

Ellenoff, Grossman & Schole, LLP

1345 Avenue of the Americas

New York, New York 10105

Attention: Douglas S. Ellenoff and Jonathan P. Cramer

 Email: ellenoff@egsllp.com and jcramer@egsllp.com

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If to the Purchaser:

KingsCrowd Inc.

855 Boylston Street

Suite 1000

Boston, MA 02116

Attention: Chis Lustrino

Email: chris@kingscrowd.com

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 9.5.

Section 9.6 Disclosure Schedules. Any matter, information or item disclosed in any section or subsection of the Disclosure Schedules shall be deemed to have been disclosed for the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement, if and only to the extent that it is readily apparent, based on the face of such disclosure, that it applies to such other section or subsection of this Agreement. The inclusion of any matter, information or item in the Disclosure Schedules shall not be deemed to constitute an admission of any liability by the Company or Purchaser, respectively, to any third party or otherwise imply that any such matter, information or item is material or creates a measure for materiality for the purposes of this Agreement.

Section 9.7 Waiver. Waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power, or privilege under this Agreement.

Section 9.8 Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party to this Agreement may assign or delegate all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of the other parties to this Agreement (which consent shall not be unreasonably withheld, delayed, denied, or conditioned).

Section 9.9 No Third-party Beneficiary. Nothing in this Agreement shall confer any rights, remedies, or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except the provisions of Section 6.3 hereof may be enforced by the Managers of the Company as of immediately prior to the Subscription Closing Date.

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Section 9.10 Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement. Facsimile signatures or signatures received as a pdf attachment to electronic mail shall be treated as original signatures for all purposes of this Agreement.

Section 9.11 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to the conflict of laws principles thereof that might require the application of the Laws of another jurisdiction.

Section 9.12 Exclusive Jurisdiction; Consent to Service of Process; Attorneys’ Fees. All claims, actions, and proceedings (whether in contract or tort) based upon, arising out of or relating to this Agreement or the negotiation, execution, or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be heard and determined exclusively in the in the Chancery Courts of the State of Delaware located in the City of Wilmington, County of New Castle, and the U.S. District Court for the District of Delaware (and, in the case of appeals, appropriate appellate courts therefrom).

The parties hereto irrevocably waive any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Each party hereby irrevocably waives personal service of process and consents to process being served in any suit, action, or proceeding in connection with this Agreement by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The consents to jurisdiction set forth in this Section 9.12 shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 9.12 and shall not be deemed to confer rights on any Person other than the parties hereto. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law.

The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

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Section 9.13 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

Section 9.14 Severability. If any term, provision, agreement, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, agreements, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

LAWBOT, LLC

By:
Name: Michael Knox
Title: Manager

KINGSCROWD, INC

By:
Name: Chris Lustrino
Title: CEO

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